Exhibit 99.1



News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
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                                                    For Release:  Immediately
                                                    Date: September 8, 2008
                                                    Contact:  Clemente Teng
                                                    (818) 244-8080

             PUBLIC STORAGE ANNOUNCES ADDITION TO THE EXECUTIVE TEAM

GLENDALE, California - Public Storage (NYSE:PSA) announced today that Mark C. Good has joined the Company as Senior Vice President and Chief Operating Officer of Public Storage reporting to Ronald L. Havner, Jr., the Company's President and Chief Executive Officer.

Before joining Public Storage, Mr. Good was with Sears Holdings Corporation since 1997, where he was Executive Vice President and General Manager of Sears Home Services, the nation's largest home appliance repair and home improvement services organization with annual revenues of approximately $3 billion. In this position, he was directly responsible for 30,000 associates, five parts distribution centers, 31 automated repair facilities for "carry-in" products, 360 branch locations, domestic and offshore call centers, 110 home delivery distribution centers and other support operations. Mark received his B.A. from the University of California at Berkeley in 1978 and an M.B.A. from San Francisco State University in 1981.

"During his tenure at Sears, Mark implemented industry changing operating processes through change management and leading technologies, while aligning associates' goals and behavior with customer and shareholder expectations," said CEO Ronald L. Havner, Jr. "I am delighted to have Mark join our management team and bring his broad business experience to Public Storage."

About Public Storage
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Public  Storage,  a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At June 30, 2008, the Company had interests in 2,015 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and
179  storage   facilities   located  in  seven  Western  European  nations  with
approximately nine million net rentable square feet.

Additional information about Public Storage is available on our website, www.publicstorage.com.